Exhibit 21

SUBSIDIARIES OF NACCO INDUSTRIES, INC.

The following is a list of active subsidiaries as of the date of the filing with the Securities and Exchange Commission of the Annual Report on Form 10‑K to which this is an Exhibit. Except as noted, all of these subsidiaries are wholly owned, directly or indirectly.

Name	Incorporation

Altoona Services, Inc.	Pennsylvania
America Lignite Energy LLC	Delaware (50%)
Bellaire Corporation	Ohio
C&H Mining Company, Inc.	Alabama
Caddo Creek Resources Co., LLC	Nevada
Camino Real Fuels, LLC	Nevada
Coyote Creek Mining Company, LLC	Nevada
Demery Resources Company, LLC	Nevada
The Coteau Properties Company	Ohio
The Falkirk Mining Company	Ohio
GRENAC, LLC	Delaware (50%)
Grupo HB/PS, S.A. de C.V.	Mexico
Hamilton Beach Brands Canada, Inc.	Ontario (Canada)
Hamilton Beach Brands de Mexico, S.A. de C.V.	Mexico
Hamilton Beach Brands, Inc.	Delaware
Hamilton Beach Brands, (HK) Limited	Hong Kong (PRC)
Hamilton Beach Electrical Appliances (Shenzhen) Company Limited	China
Hamilton Beach, Inc.	Delaware
HB Brands Guatemala, S.A.	Guatemala
Housewares Holding Co.	Delaware
The Kitchen Collection, LLC	Ohio
Liberty Fuels Company, LLC	Nevada
Mississippi Lignite Mining Company	Texas
NoDak Energy Services, LLC	Delaware
The North American Coal Corporation	Delaware
North American Coal Corporation India Private Limited	India
North American Coal Mumbai Branch	India
North American Coal Royalty Company	Delaware
Otter Creek Mining Co. LLC	Nevada
Red Hills Property Company LLC	Mississippi
The Sabine Mining Company	Nevada
TRU Global Energy Services, LLC	Delaware
TRU Energy Services, LLC	Nevada
Reed Hauling, Inc.	Alabama
Reed Management LLC	Alabama
Reed Minerals Inc.	Alabama